GMO TRUST

Item 77C

(a) A special meeting of shareholders of GMO Fundamental Value Fund, a series of GMO Trust, was held on November 3, 1999.

(c)       The following proposal was submitted to shareholders:

     To consider a change in the Fund's subclassification under the Investment Company Act of 1940 from a "diversified company" to a "non-diversified company" as described in Part I of the accompanying Proxy Statement.

     Of the votes cast: 81,855.38 were in favor of the proposal and 0 were opposed.

Item 77Q1

(a) The registrant's declaration of trust was amended to add an additional series, GMO Alpha LIBOR Fund, and was filed as Exhibit No. 1 to post-effective amendment no. 60 to the registrant's registration statement under the Investment Company Act of 1940 on Form N-1A on December 30, 1999 (PEA # 60) and is incorporated herein by reference to that filing (Accession # 0000950135-005756).

(e) An investment advisory agreement on behalf of GMO Alpha LIBOR Fund was filed as Exhibit No. 2 to PEA # 60 and is incorporated herein by reference to that filing (Accession # 0000950135-005756).